Exhibit 10.13

EXECUTION COPY

INTERIM CREDIT AGREEMENT

dated as of

March 29, 2007,

among

BROADRIDGE FINANCIAL SOLUTIONS, INC.,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

CITIBANK, N.A.,

as Syndication Agent

J.P. MORGAN SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

SECTION 6.08.	Ratio of EBITDA to Consolidated Interest Expense	43

	ARTICLE VII

	Events of Default

	ARTICLE VIII

	The Agent

	ARTICLE IX

	Miscellaneous

SECTION 9.01.	Notices	48
SECTION 9.02.	Waivers; Amendments	48
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	49
SECTION 9.04.	Successors and Assigns	50
SECTION 9.05.	Survival	53
SECTION 9.06.	Counterparts; Integration; Effectiveness	53
SECTION 9.07.	Severability	53
SECTION 9.08.	Right of Setoff	53
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	54
SECTION 9.10.	WAIVER OF JURY TRIAL	54
SECTION 9.11.	Headings	55
SECTION 9.12.	Confidentiality	55
SECTION 9.13.	Interest Rate Limitation	56
SECTION 9.14.	Conversion of Currencies	56
SECTION 9.15.	Patriot Act	57
SECTION 9.16.	No Fiduciary Relationship	57

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 6.01 — Existing Liens
Schedule 6.02 — Existing Indebtedness
Schedule 6.05 — Restrictive Agreements
Schedule 6.06 — Transactions with Affiliates

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Note

INTERIM CREDIT AGREEMENT dated as of March 29, 2007, among BROADRIDGE FINANCIAL SOLUTIONS, INC., a Delaware corporation; the LENDERS party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; and CITIBANK, N.A., as Syndication Agent.

As of the date of this Agreement, the Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) is a direct wholly owned subsidiary of ADP. As set forth in the amended registration statement on Form 10 filed by the Borrower with the SEC on March 16, 2007 (the “Form 10”), ADP will distribute all the issued and outstanding common stock of the Borrower on a pro rata basis to its shareholders in a tax-free transaction (the “Spin-Off”) on the date immediately following the date of this Agreement (or, if the Spin-Off is not consummated on such date, as soon as practicable thereafter). The Borrower holds ADP’s brokerage services group business, consisting of its investor communication solutions, securities processing solutions and clearing and outsourcing solutions business units.

In connection with the Spin-Off, (a) the Borrower is entering into this Agreement and obtaining the senior credit facilities established hereby, (b) the Borrower is simultaneously entering into the Five-Year Credit Agreement and obtaining the credit facilities established thereby, (c) the Borrower will pay a cash dividend to ADP immediately prior to the Spin-Off in the amount of $690,000,000 (the “Dividend”), (d) all indebtedness of the Borrower and the Subsidiaries payable to ADP or Affiliates of ADP (other than intercompany indebtedness payable to the Borrower or any Subsidiary) will be canceled and discharged and (e) fees and expenses incurred in connection with the Transactions will be paid (the “Transaction Costs”).

The Borrower has requested the Lenders to extend credit to enable it to borrow on a revolving credit basis on and after the Effective Date and at any time and from time to time prior to the Revolving Maturity Date an aggregate principal amount not in excess of US$250,000,000 at any time outstanding. The proceeds of such borrowings will be used (a) to pay the Dividend, (b) to pay certain Transaction Costs and (c) for general corporate purposes of the Borrower and the Subsidiaries, including to support the issuance of commercial paper and the payment of intercompany loans among the Borrower and the Subsidiaries. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any LIBO Rate Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied, in the case of a LIBO Rate Borrowing denominated in US Dollars, by the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“ADP” means Automatic Data Processing, Inc., a Delaware corporation.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that two or more Persons shall not be deemed Affiliates solely because an individual is a director of each such Person.

“Agent” means the Administrative Agent.

“Agreement” means this Credit Agreement, as modified, amended or restated from time to time.

“Agreement Currency” has the meaning assigned to such term in Section 9.14.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any LIBO Rate Revolving Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Facility – Facility Fee Rate” or “Revolving Facility – LIBO Rate Spread”, as applicable, based upon, in the case of the LIBO Rate Spread applicable to Revolving Loans, the Utilization on such date:

Revolving Facility
Facility Fee Rate	LIBO Rate Spread (≤50% Utilization)	LIBO Rate Spread (>50% Utilization)
0.080%	0.370%	0.470%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Broadridge Financial Solutions, Inc., a Delaware corporation.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means US$5,000,000.

“Borrowing Multiple” means US$1,000,000.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Broker Dealer Subsidiary” means any Subsidiary registered or regulated as a broker or dealer with or by the SEC, the NASD or any other applicable Governmental Authority, whether domestic or foreign.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in US Dollars in the London interbank market.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Markets Transaction” means (a) the issuance or sale by the Borrower or any Subsidiary of any of their Equity Interests, or the receipt by the Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of Equity Interests to, or receipt of any such capital contribution from, the Borrower or a Subsidiary or (ii) pursuant to and in accordance with any plans, programs, arrangements or agreements providing for the issuance or sale of Equity Interests to current, former or prospective employees, directors, officers or consultants of the Borrower or any Subsidiary and (b) the issuance or sale by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary of any bonds, debentures, notes, hybrid or equity-linked securities or other similar instruments in a public or private offering involving underwriters, placement agents or initial purchasers.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the Effective Date, (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Commitment.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (other than amounts reflected as “amortization of other assets” on the Borrower’s financial statements), (iv) all non-recurring or extraordinary non-cash charges for such period, (v) all non-cash charges associated with employee compensation for such period, (vi) all losses associated with asset sales during such period and (vi) all Transaction Costs paid by the Borrower or any Subsidiary during such period, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) all extraordinary gains for such period and (ii) all gains associated with asset sales during such period, all determined on a consolidated basis in accordance with GAAP; provided, however, that Consolidated EBITDA for the Borrower’s fiscal quarter ended June 30, 2006 shall be $190,000,000, Consolidated EBITDA for the Borrower’s fiscal quarter ended September 30, 2006 shall be $62,400,000 and Consolidated EBITDA for the Borrower’s fiscal quarter ended December 31, 2006 shall be $63,100,000.

“Consolidated Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, and (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dividend” has the meaning assigned to such term in the introduction to this Agreement.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the

Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income, or backup withholding taxes (as defined in Section 3406 of the Code) imposed by the United States of America, or any similar tax imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, the jurisdiction in which its applicable lending office is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other applicable jurisdiction referred to in the preceding clause (a) and (c) in the case of a Foreign Lender, any withholding tax that is imposed by the United States of America on payments by the Borrower to such Foreign Lender from locations in the United States of America to the extent such tax is in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.18(e) or (f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller or any assistant treasurer (or the functional equivalent) of such Person.

“Five-Year Credit Agreement” means the Five-Year Credit Agreement dated as of March 29, 2007, among the Borrower, the lenders party thereto, JPMCB, as administrative agent and Citibank, N.A. as syndication agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Form 10” has the meaning assigned to such term in the introduction to this Agreement.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means (a) the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and (b) with regard to any Broker Dealer Subsidiary, any self regulatory organization or body with supervisory, regulatory or other authority over such Broker Dealer Subsidiary.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” has the meaning set forth in Section 9.03.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated March 2007 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed upon by all of the Lenders, seven or 14 days or any other period), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of the last day of any period of four consecutive quarters, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date.

“LIBO Rate” means, with respect to any LIBO Rate Borrowing for any Interest Period, the rate appearing on the applicable page of the Telerate Service for U.S. Dollars (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market) at approximately 11:00 a.m., London time, on the Quotation Date for such Interest Period, as the rate for deposits in U.S. Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Rate Borrowing for such Interest Period shall be the rate at which deposits of US$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time on the Quotation Date for such Interest Period. LIBO Rate, when used in reference to any Loan or Borrowing, indicates that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing, but excluding any operating lease) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any amendment hereto or waiver hereunder and each promissory note delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented or restated from time to time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means New York City time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of the Borrower and the Subsidiaries in an aggregate principal amount exceeding US$75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means (a) any Subsidiary that directly or indirectly owns any Equity Interest in or Controls any Material Subsidiary, (b) any Material Broker Dealer Subsidiary (as defined below) and (c) any other Subsidiary (i) the revenues of which for the most recent period of four fiscal quarters of the Borrower for which audited financial statements have been delivered pursuant to Section 5.01 were greater than 5.0% of the Borrower’s total consolidated revenues for such period or (ii) the assets of which as of the end of such period were greater than 5.0% of the Borrower’s total consolidated assets as of such date; provided that if at any time the aggregate amount of the revenues or assets of all Subsidiaries that are not Material Subsidiaries for or at the end of any period of four fiscal quarters for which audited financial statements have been delivered pursuant to Section 5.01 exceeds 10% of the Borrower’s consolidated total revenues for such period or 10% of the Borrower’s consolidated total assets as of the end of such period, the Borrower shall (or, in the event the Borrower has failed to do so within 10 days, the Administrative Agent may) designate additional Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries. For the purposes of this definition, (a) “Material Broker Dealer Subsidiary” means any Broker Dealer Subsidiary (i) the revenues of which for the most recent period of four fiscal quarters of the Borrower for which audited financial statements have been delivered pursuant to Section 5.01 were greater than 1.0% of the Borrower’s total consolidated revenues for such period or (ii) the assets of which as of the end of such period were greater than 1.0% of the Borrower’s total consolidated assets as of such date, and (b) revenues and assets of any Subsidiary of the Borrower which are recorded in a foreign currency in the Borrower’s financial statements shall be converted into U.S. Dollars using the exchange rates used in preparation of the Borrower’s most recent audited financial statements delivered pursuant to Section 5.01 or, if no applicable exchange rate was used in such audited financial statements, at a rate determined in accordance with GAAP.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NASD” means the National Association of Securities Dealers, Inc., and any successor or other authority which succeeds to the function of such corporation.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including any cash subsequently received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including attorneys’ fees, consultants’ fees and underwriting discounts and commissions) paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event and (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower). When used with respect to any loan transaction or other credit facility, “Net Proceeds” shall also include (and the Borrower or any Subsidiary shall be deemed to have received in cash the amount of) the availability to the Borrower or any Subsidiary of any effective commitments of lenders that at the time of determination are available to be drawn by the Borrower or such Subsidiary under such loan transaction or credit facility, irrespective of whether the Borrower or any such Subsidiary shall have then drawn on such commitments.

“Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 9.02, and that has been consented to by the Required Lenders.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 9.04.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other governmental charges or levies (other than any lien arising under ERISA or other laws to secure retirement or other benefits) that are not yet due or are being contested in compliance with Section 5.04;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens; and

(f) easements, zoning restrictions, rights-of-way, minor defects or other irregularities in title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure obligations that are substantial in amount and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any Lien in favor of the PBGC.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) the consummation by the Borrower or any Subsidiary of any Capital Markets Transaction, other than the issuance or sale of commercial paper;

(b) other than with respect to any Capital Markets Transaction, the receipt by the Borrower or any Subsidiary of (i) any cash proceeds in connection with the incurrence of Indebtedness for borrowed money or (ii) any valid and enforceable commitments of lenders under any credit facility or other loan transaction that would constitute Indebtedness for borrowed money when such commitments were drawn, other than, in each case, (A) Indebtedness among the Borrower and any Subsidiary or among Subsidiaries, (B) Purchase Money Indebtedness (as defined below) and (C) Indebtedness of Subsidiaries referred to in and permitted by Section 6.02(a) through (m).

For the purposes of this definition, “Purchase Money Indebtedness” means Indebtedness of the Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Date” means, with respect to any LIBO Rate Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in U.S. Dollars for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Register” has the meaning set forth in Section 9.04.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing at least 50% of the sum of the total Revolving Exposures of all Lenders and unused Commitments at such time.

“Responsible Officer” means any of the chief executive officer, chief operating officer, chief financial officer or the treasurer or controller (or any equivalent of the foregoing officers) of the Borrower.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.09 or pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Commitments is US$250,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum at such time of the principal amounts of such Lender’s outstanding Revolving Loans.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Revolving Maturity Date” means March 27, 2008; provided, however, that if the Spin-Off shall not have been consummated by 5:00 p.m. New York time on the fifth Business Day following the Effective Date, the Revolving Maturity Date shall be the next following Business Day.

“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission.

“SIPC” means the Securities Investor Protection Corporation and any regulatory authority which succeeds to the functions of such corporation.

“Spin-Off” has the meaning assigned to such term in the introduction to this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means, at any date, the sum of the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries (other than any Broker Dealer Subsidiary) outstanding as of such date that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Transaction Costs” has the meaning assigned to such term in the introduction to this Agreement.

“Transactions” means (a) the execution, delivery and performance by the Borrower of the Loan Documents and the borrowing of Loans hereunder, (b) the execution, delivery and performance by the Borrower of the Five-Year Credit Agreement and the borrowing of loans thereunder, (c) the payment by the Borrower of the Dividend, (d) the cancelation and discharge of all Indebtedness of the Borrower and the Subsidiaries payable to ADP or Affiliates of ADP, (e) the consummation of the Spin-Off and (f) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“Utilization” means, on any date, the sum of the aggregate Revolving Exposures on such date, expressed as a percentage of the total Revolving Commitments.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBO Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “LIBO Rate Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith. Following the delivery of any such notice, the Borrower, the Administrative Agent and the Lenders will negotiate in good faith to amend this Agreement to eliminate the effect of any such change.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower, denominated in US Dollars, from time to time during the Availability Period in amounts that will not at any time result in (i) such Lender’s Revolving Exposure exceeding its Revolving Commitment or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Revolving Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBO Rate Revolving Borrowing, and at the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 LIBO Rate Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Agent of such request by telephone (a) in the case of a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(d) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Intentionally Omitted.

SECTION 2.05. Intentionally Omitted.

SECTION 2.06. Intentionally Omitted.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (a) in the case of an ABR Borrowing, by 1:00 p.m., New York City time and (b) in all other cases, by 12:00 noon, Local Time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such accounts as shall be designated in a written notice signed by a Financial Officer of the Borrower and delivered to the Agent.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower the interest rate applicable to such Loans.

SECTION 2.08. Interest Elections for Revolving Borrowings. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by telecopy by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to elect an Interest Period for LIBO Rate Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (e) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Revolving Borrowing shall, at the end of the Interest Period applicable thereto, be converted to an ABR Borrowing.

SECTION 2.09. Termination or Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate or, from time to time, reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the sum of the total Revolving Exposures would exceed the total Revolving Commitments.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, (i) the Borrower shall, within three Business Days after such Net Proceeds are received, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth in reasonable detail the amount of the Net Proceeds received from such event and (ii) the Commitments of the Lenders shall be permanently reduced in an aggregate amount equal to such Net Proceeds.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of such a notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.

SECTION 2.10. Intentionally Omitted.

SECTION 2.11. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Revolving Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender such a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit B. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) On the date of any reduction or termination of the Commitments pursuant to Section 2.09, the Borrower shall prepay Borrowings to the extent necessary so that the aggregate outstanding principal amount of all Borrowings will not exceed the aggregate Commitments after giving effect to such reduction or termination.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The Borrower shall notify the Agent by telephone (confirmed by telecopy) or by telecopy of any prepayment hereunder (i) in the case of a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

SECTION 2.13. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate set forth under the caption “Facility Fee Rate” in the definition of such term on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the Revolving Maturity Date; provided that, if such Lender continues to have any Revolving Exposure after the Revolving Maturity Date, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Exposure from and including the Revolving Maturity Date to but excluding the date on which such Lender ceases to have any Revolving Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing June 30, 2007 (or, if any such day shall not be a Business Day, the first Business Day thereafter), on any date prior to the Revolving Maturity Date on which all the Revolving Commitments shall have terminated and on the Revolving Maturity Date; provided that any facility fees accruing after the Revolving Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agent.

(c) All fees payable hereunder shall be paid in US Dollars on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate set forth under the caption “Revolving Facility – LIBO Rate Spread (≤50% Utilization)” or “Revolving Facility – LIBO Rate Spread (>50% Utilization)”, as the case may be, in the definition of Applicable Rate.

(c) Intentionally omitted.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the US Dollars.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining the Loans (or Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective, and, unless repaid, such Borrowing shall be converted to, or continued as, on the last day of the Interest Period applicable thereto an ABR Borrowing, (ii) if any Borrowing Request requests a LIBO Rate Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16. Increased Costs. (a) Except with regard to Taxes, which are dealt with in Section 2.18, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or any applicable interbank market any other condition affecting this Agreement or LIBO Rate Loans made by any Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such

Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing provisions of this Section, no Lender shall demand compensation for any increased cost or reduction in rate of return if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements (it being understood that this sentence shall not in any way limit the discretion of any Lender to waive the right to demand such compensation under this Agreement or any other credit agreement in any given case).

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is revoked under Section 2.09(d)) or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in US Dollars of a comparable amount and period from other banks in the LIBO Rate market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.18. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received pursuant to this Agreement had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower and setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by the Agent or such Lender to determine the amount to be paid by the Borrower to the Agent or such Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of the appropriate U.S. Internal Revenue Service Form W-8 properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date that it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provisions of this paragraph (f), a Foreign Lender shall not be required to deliver any form pursuant to this paragraph (f) that such Foreign Lender is not legally able to deliver.

(g) If a Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall timely pay over the amount of such refund to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority. This paragraph (g) shall not be construed to require any Lender or the Administrative Agent to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required, prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set–off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent to the applicable account specified by it for the account of the Lenders or, in any such case, to such other account as the Agent shall from time to time specify in a notice delivered to the Borrower, except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall be made in US Dollars; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set–off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.16, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result (or is reasonably expected to result) in a material reduction in such compensation or payments and (D) in the case of any such assignment resulting from the status of such Lender as a Non-Consenting Lender, such assignment, together with any assignments by other Non-Consenting Lenders, will enable the Borrower to obtain sufficient consents to cause the applicable amendment, modification or waiver to become effective. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.21. Intentionally Omitted.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, stockholder action of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other material action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority in any material respect, (c) will not violate the charter, by-laws or other organizational documents of the Borrower, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except, in the case of clause (d) or (e), where such violation, default, rise of a right, creation or imposition, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (by inclusion in the Form 10) its combined balance sheet and combined statements of earnings, group equity and cash flows as of and for its fiscal year ended June 30, 2006 and the related notes (the “Annual Financial Statements”), reported on by Deloitte & Touche LLP, independent registered public accountants, and its condensed combined balance sheets and condensed combined statements of earnings and cash flows as of and for the fiscal quarters ended September 30, 2006 and December 31, 2006 and related notes (collectively, the “Quarterly Financial Statements”). The Annual Financial Statements and the Quarterly Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to, in the case of the Quarterly Financial Statements, normal year-end adjustments and the absence of certain year-end footnotes.

(b) Since the later of June 30, 2006 and the date of the most recent audited financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 5.01(a), there has been no material adverse change, or event or condition that could reasonably be expected to result in a material adverse change, in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) The Borrower and each Subsidiary has (or will have on the Effective Date and thereafter) good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and the Subsidiaries owns (or will own on the Effective Date and thereafter) or is licensed to use (or has entered into license agreements with ADP that will become effective upon consummation of the Spin-Off that will license it to use) all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) As of the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower and the Subsidiaries that involve the Transactions. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower and the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower and the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. (a) The Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including, with regard to any Broker Dealer Subsidiary, all rules and regulations of the SEC, NASD and SIPC applicable to it or its property) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) Each Broker Dealer Subsidiary is (i) duly registered as a broker or dealer with the SEC, (ii) a member in good standing of the NASD and the securities exchanges and securities clearing corporations in which its membership is required for the conduct of its business and (iii) duly registered, licensed or qualified as a broker or dealer under the applicable laws and regulations of each jurisdiction in which such registration, license or qualification is required for the conduct of its business, except, in the case of this clause (iii), where the failure to be so registered, licensed or qualified could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Federal Reserve Regulations. (a) Neither the Borrower nor any Subsidiary (other than any Broker Dealer Subsidiary) is engaged principally, or as a substantial part of its activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U).

(b) No part of the proceeds of any Loan has been or will be used by the Borrower or any Subsidiary (other than any Broker Dealer Subsidiary), whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (within the meaning of Regulation U) or to refinance Indebtedness originally incurred for such purpose. No part of the proceeds of any Loan has been or will be used by the Borrower or any Subsidiary in any manner or for any purpose that has resulted or will result in a violation of Regulation T, Regulation U or Regulation X.

(c) Each Broker Dealer Subsidiary is an “exempted borrower” within the meaning of Regulation U.

SECTION 3.09. Investment Company Status. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10. Taxes. The Borrower and the Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$75,000,000 the fair market value of the assets of all such Plans.

SECTION 3.12. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information (excluding any projections and other forward-looking information and information of a general economic or industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented from time to time by other information so furnished) contained, at the time when furnished, any material misstatement of fact or omitted, at the time when furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All projections and other forward looking information contained in the Information Memorandum and any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented from time to time by other information so furnished) have been prepared by the Borrower in good faith based upon assumptions that were reasonable at the time made and at the time such projections and other information were furnished.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (each addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Milbank, Tweed, Hadley & McCloy LLP, each counsel for the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and paragraphs (e) and (g) and the first sentence of paragraph (h) of this Section.

(e) All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained.

(f) The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower, confirming the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

(g) After giving effect to the Transactions, neither the Borrower nor any of its Subsidiaries shall have outstanding any shares of preferred stock or any Indebtedness for borrowed money, other than (i) Indebtedness incurred under the Loan Documents, (ii) Indebtedness listed on Schedule 6.02 or incurred pursuant to Section 6.02(l), (iii) Indebtedness of the Borrower incurred under the Five-Year Credit Agreement, (iv) intercompany Indebtedness between the Borrower and its wholly owned Subsidiaries or between any such wholly owned Subsidiary and any other wholly owned Subsidiary and (v) Indebtedness of the Borrower or any Subsidiary incurred in the ordinary course under any overdraft facilities.

(h) All transactions to occur in connection with the Spin-Off (including the transfer by ADP to the Borrower of all assets and rights to be held by it following the Spin-Off), other than (i) the funding of Loans hereunder and under the Five-Year Credit Agreement, (ii) the payment of the Dividend, and (iii) the distribution of shares of the Borrower to the shareholders of ADP, shall have been completed on terms and with results relating to the Borrower and the Subsidiaries consistent in all material respects with the information contained in the Form 10 and the pro forma financial statements and projections of the Borrower heretofore delivered by ADP and the Borrower to the Lenders. The Borrower shall have a reasonable good faith belief that the payment of the Dividend and the distribution of shares of the Borrower to the shareholders of ADP will occur before the end of the Business Day immediately following the Effective Date, and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, to such effect.

(i) The obligations of the lenders under the Five-Year Credit Agreement to make loans thereunder shall have become effective and the loans under the Five-Year Credit Agreement shall have been made or shall be made substantially simultaneously with the initial funding of Loans on the Effective Date.

(j) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date pursuant to this Agreement or the commitment letter or fee letters entered into by the Borrower in connection herewith, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower in connection with this Agreement and the Transactions.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on May 31, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including each Borrowing made on the Effective Date), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this

Agreement (other than, with respect to any Borrowing occurring after the Effective Date, the representations set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct in all material respects, in each case on and as of the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than any indemnification or other contingent obligations that are not yet due or payable) have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited combined balance sheet and related combined statements of earnings, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent registered public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such combined financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its condensed combined balance sheet and related statements of earnings, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of the Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be (other than (i) registration statements on Form S-8; (ii) filings under Sections 16(a) or 13(d) of the Securities Exchange Act of 1934; (iii) routine filings related to employee benefit plans; (iv) filings made by any Broker Dealer Subsidiary in the ordinary course of business and (v) any other reports, statements or filings made by any Broker Dealer Subsidiary that are not, individually or in the aggregate, material to the Borrower and its Subsidiaries taken as a whole);

(e) intentionally omitted; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (it being understand that the Borrower and such Subsidiaries shall not be required to provide any information or documents that are subject to confidentiality provisions prohibiting such disclosure).

Reports required to be delivered pursuant to subsections (a), (b) and (d) of this Section shall be deemed to have been delivered on the date on which the Borrower posts such reports on the Borrower’s website on the Internet at www.broadridge.com or when such report is posted on the SEC’s website at www.sec.gov. The Administrative Agent shall promptly make available to each Lender a copy of the certificate to be delivered pursuant to subsection (c) of this Section by posting such certificate on IntraLinks or by other similar means.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (which will post such notice to IntraLinks or any similar electronic site used for distribution of documentation in connection with this Agreement) prompt written notice (in any case within five Business Days) of the following upon any such event becoming known to any Responsible Officer of the Borrower:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) (i) the involuntary revocation, suspension or other termination of any license, permit or registration of any Broker Dealer Subsidiary by the SEC or NASD, (ii) the involuntary revocation, suspension or other termination of any license, permit or registration of any Broker Dealer Subsidiary by any Governmental Authority other than the SEC or NASD, if such revocation, suspension or termination results in, or could reasonably be expected to result in, a Material Adverse Effect, or (iii) the application or receipt by the SIPC for a protective decree or other restrictive order regarding any Broker Dealer Subsidiary; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each Material Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (except with regard to any Broker Dealer Subsidiary) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

SECTION 5.04. Payment of Taxes. The Borrower will, and will cause each Subsidiary to, pay its Tax liabilities, to the extent the failure to pay such liabilities could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each Material Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each Material Subsidiary (other than any Broker Dealer Subsidiary) to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent, or by any Lender through the Administrative Agent, at mutually agreeable times (no more than once per fiscal year of the Borrower, unless an Event of Default has occurred and is continuing) and upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from those portions of its books and records relating to financial condition, and to discuss its affairs, finances and condition with its officers and, so long as a representative of the Borrower is present, independent accountants (in each case subject to the Borrower’s or such Material Subsidiary’s obligations under applicable law or confidentiality arrangements).

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each

Material Subsidiary (other than any Broker Dealer Subsidiary) to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and Environmental Laws applicable to it or its property), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The Borrower will cause the proceeds of the Loans to be used only (a) to pay the Dividend, (b) to pay certain Transaction Costs and (c) for working capital and other general corporate purposes of the Borrower and the Subsidiaries, including to support the issuance of commercial paper and the payment of intercompany loans between the Borrower and the Subsidiaries. Notwithstanding the foregoing, no part of the proceeds of any Loan will be used, whether directly or indirectly, by the Borrower or any Subsidiary (other than any Broker Dealer Subsidiary) (a) to purchase or carry Margin Stock (as defined in Regulation U of the Board) or to refinance Indebtedness originally incurred for such purpose or (b) in any manner or for any purpose that will result in a violation of Regulation U, Regulation X or Regulation T.

SECTION 5.09. Margin Stock. The Borrower will ensure that at the time each Loan is made and after giving effect to the use of proceeds thereof, no more than 25% of the value of the assets of either the Borrower or the Borrower and the Subsidiaries taken as a whole subject to the restrictions of Section 6.01 or 6.04 shall be represented by Margin Stock (within the meaning of Regulation U).

SECTION 5.10. Consummation of the Remaining Transactions. The Borrower will cause the payment of the Dividend and the consummation of the Spin-Off, when they occur, to be on terms and with results relating to the Borrower and the Subsidiaries consistent in all material respects with the information contained in the Form 10 and the pro forma financial statements and projections of the Borrower heretofore delivered by the Borrower and ADP to the Lenders.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than any indemnification or other contingent obligations that are not yet due or payable) have been paid in full, the Borrower covenants and agrees with the Lenders as follows:

SECTION 6.01. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights therein, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only the obligations it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any of the Borrower or any Subsidiary and (iii) such Lien shall secure only the obligations it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by the Borrower and the Subsidiaries in the ordinary course of business;

(f) Liens arising from any interest or title of a lessor or sublessor under any lease or sublease not prohibited by Section 6.03 entered into by the Borrower or any Subsidiary as lessee;

(g) Liens arising from precautionary UCC financing statements filed in connection with leases;

(h) Liens in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off);

(i) Liens on cash earnest money deposits made in connection with letters of intent or purchase agreements;

(j) Liens arising on intellectual property in connection with the grant by the owner of such intellectual property of non-exclusive licenses in the ordinary course;

(k) Liens of any securities intermediary arising as a matter of law on securities or other assets held by such securities intermediary;

(l) Liens on assets of any Broker Dealer Subsidiary created or otherwise arising in the ordinary course of its business; and

(m) other Liens not expressly permitted by clauses (a) through (l) above; provided that the sum of (i) the aggregate amount of the outstanding obligations secured by Liens permitted under this clause (m), (ii) the aggregate amount of Indebtedness of Subsidiaries permitted by Section 6.02(m) and (iii) the aggregate amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 6.03 shall not at any time exceed $100,000,000.

Notwithstanding the foregoing of this Section, to the extent that more than 25% of the value of the assets of the Borrower, or of the Borrower and the Subsidiaries taken as a whole, that are subject to the restrictions of this Section is at any time represented by Margin Stock (within the meaning of Regulation U), the Borrower shall be free to sell, pledge or otherwise dispose of such excess Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section).

SECTION 6.02. Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to incur any Indebtedness or to issue any preferred stock or other preferred equity securities except:

(a) Indebtedness, preferred stock or other preferred equity securities existing on the date hereof and set forth on Schedule 6.02, and any extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(b) Indebtedness, preferred stock or preferred equity securities of Persons existing at the time they become Subsidiaries; provided that such Indebtedness, preferred stock or preferred equity securities is not incurred or issued, as applicable, in contemplation of or in connection with such Person becoming a Subsidiary;

(c) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(d) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(e) Guarantees by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, such Indebtedness of any other Subsidiary so guaranteed is permitted under paragraphs (c), (d) or (m) of this Section;

(f) Indebtedness of foreign Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $75,000,000 (or with respect to any other currency, the U.S. Dollar equivalent thereof);

(g) Indebtedness deemed to arise from the payment of insurance premiums on an installment basis in the ordinary course of business;

(h) Indebtedness incurred in connection with Hedging Agreements entered into for non-speculative purposes;

(i) Indebtedness under any overdraft facilities entered into in the ordinary course of business;

(j) Indebtedness in respect of workers’ compensation claims, and bid, performance or surety bonds;

(k) Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course;

(l) Indebtedness incurred by any Broker Dealer Subsidiary in the ordinary course of its business; and

(m) other Indebtedness not expressly permitted by clauses (a) through (l) above; provided that the sum of (i) the aggregate principal amount of outstanding obligations secured by Liens permitted under Section 6.01(m), (ii) the aggregate amount of Indebtedness permitted under this clause (m) and (iii) the aggregate amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 6.03 shall not at any time exceed $100,000,000.

SECTION 6.03. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into or be a party to any Sale and Leaseback Transaction except:

(a) Sale and Leaseback Transactions to which the Borrower or any Subsidiary is a party as of the date hereof; and

(b) other Sale and Leaseback Transactions not expressly permitted by clause (a) above; provided that the sum of (i) the aggregate principal amount of outstanding obligations secured by Liens permitted under Section 6.01(m), (ii) the aggregate principal amount of Indebtedness of Subsidiaries permitted by Section 6.02(m) and (iii) the aggregate amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by this Section shall not at any time exceed $100,000,000.

SECTION 6.04. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, (i) merge into or consolidate with any other Person, (ii) permit any other Person to merge into or consolidate with it, (iii) liquidate or dissolve, or (iv) sell, transfer, lease or otherwise dispose of, directly or through any merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries)

representing all or substantially all of the assets of the Borrower and the Subsidiaries (whether now owned or hereafter acquired), taken as a whole, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving Person, (B) any Subsidiary may merge with or consolidate into any Person (or permit any other Person to merge with or consolidate into it) in a transaction in which the surviving entity is a Subsidiary, (C) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (D) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders. Notwithstanding the foregoing of this paragraph (a), to the extent that more than 25% of the value of the assets of the Borrower, or of the Borrower and the Subsidiaries taken as a whole, that are subject to the restrictions of this paragraph is at any time represented by Margin Stock (within the meaning of Regulation U), the Borrower shall be free to sell, transfer, lease or otherwise dispose of such excess Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this paragraph).

(b) The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related or ancillary thereto.

SECTION 6.05. Restrictive Agreements. The Borrower will not, and will not permit any Material Subsidiary to, enter into any agreement that restricts the ability of any Material Subsidiary to pay dividends or other distributions to the Borrower or other Subsidiaries or to make or repay loans or advances to the Borrower or other Subsidiaries; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by this Agreement, or, with respect to any Broker Dealer Subsidiary, otherwise required or requested by any Governmental Authority, (b) restrictions and conditions existing on the date hereof identified on Schedule 6.05 (or to any extension, amendment, modification, renewal or replacement thereof not expanding the scope of any such restriction or condition), (c) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale to the extent that such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder or (d) any agreements governing purchase money Indebtedness or Capital Lease Obligations, provided that such restrictions relate to only the assets financed with such Indebtedness.

SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any material property or assets to, or purchase, lease or otherwise acquire any material property or assets from, or otherwise engage in any other material transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries, or between or among Subsidiaries, in each case not involving any other Affiliate, (c) the declaration and payment of dividends with respect to its Equity Interests, (d) the making of grants or payments pursuant to and in accordance with equity award, bonus or incentive plans or other benefit plans for management, directors or employees of the Borrower and the Subsidiaries, (e) the payment of the Dividend and the entry into or the effectiveness of, and the performance under, any contractual arrangement with ADP or any Affiliates of ADP in connection with the Spin-Off to the extent such arrangements are consistent in all material respects with the information contained in the Form 10, (f) the transactions set forth on Schedule 6.06 and (g) employment agreements, officer and director indemnification agreements, confidentiality agreements, non-compete agreements and similar arrangements entered into by the Borrower or any of its Subsidiaries with its officers, directors and employees.

SECTION 6.07. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower, commencing with the period of four consecutive fiscal quarters ending on March 31, 2007, to exceed 3.50 to 1.00.

SECTION 6.08. Ratio of EBITDA to Consolidated Interest Expense. The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense for any period of four consecutive fiscal quarters of the Borrower, commencing with the period of four consecutive fiscal quarters ending on March 31, 2007, to be less than 3.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (which may be given at the request of any Lender) to the Borrower;

(f) the Borrower or any Subsidiary shall default in the payment (whether of principal or interest and regardless of amount) of any Material Indebtedness when and as the same shall become due and payable after giving effect to any applicable grace periods;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (i) this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (provided, that such amount shall be calculated after deducting therefrom any amount of such judgment that is covered by a valid and binding policy of insurance from a third party insurer that is rated at least “A-” by A.M. Best Company, which insurer has been notified of such judgment and has not disputed the claim made for payment) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged and not vacated or paid in full for a period of 30 consecutive days during which execution shall not be effectively stayed (which stay shall include the posting of a bond pending appeal that has the effect of staying execution of such judgment), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) (i) any license, permit or registration of any Broker Dealer Subsidiary shall be revoked, suspended or otherwise terminated by the SEC, the NASD or any other applicable Governmental Authority, except where such revocation, suspension or termination could not reasonably be expected to result in a Material Adverse Effect, (ii) the SIPC shall apply for or obtain a protective decree or other restrictive order with regard to any Broker Dealer Subsidiary, (iii) any Broker Dealer Subsidiary shall be found by a Governmental Authority to have violated any law or regulation, or be the subject of any judgment or arbitration award, and such violation or award has resulted or would reasonably be expected to result in a Material Adverse Effect, or (iv) any action or proceeding by or before any Governmental Authority involving any Broker Dealer Subsidiary shall be pending as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agent

Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by it or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective

Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 9.03 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to its respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Any Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not Agent hereunder.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s approval (so long as no Event of Default has occurred and is continuing) to appoint a successor. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub–agents and its respective Related Parties in respect of any actions taken or omitted to be taken by any of it while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The parties agree that none of the Joint Lead Arrangers and Joint Bookrunners or the Syndication Agent referred to on the cover page of this Agreement shall, in its capacity as such, have any powers, duties or responsibilities under this Agreement or any other Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Broadridge Financial Solutions Inc., 2 Journal Square Plaza, Jersey City, New Jersey 07306, Attention of Chief Financial Officer (Telecopy No. 201-714-3758);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Toyin Ojeahere (Telecopy No. 713-750-2938), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, Attention of Stella Millas (Telecopy No. 212-270-4164);

(iii) if to any other Lender to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures must be in writing and may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Borrower, the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent without the prior written consent of the Agent. Notwithstanding anything else in this Section to the contrary, any amendment of the definition of “Applicable Rate” pursuant to the last sentence of that definition shall require only the written consent of the Borrower and the Required Lenders.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent, the Joint Lead Arrangers and Joint Bookrunners named on the cover page of this Agreement and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Agent or any Lender and all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans, in connection with the enforcement or protection of its rights under any Loan Document, including its rights under this Section or in connection with the Loans made hereunder.

(b) The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, liabilities and out-of-pocket costs or expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee (whether by a third party or by the Borrower or any of its Affiliates) arising out of, in connection with, or as a result of (i) the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) the execution, delivery or performance by the Borrower and the Subsidiaries of the Loan Documents, or any actions or omissions of the Borrower or any of the Subsidiaries in connection therewith; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, costs or expenses shall have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed loss, liability, cost or expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable within 15 Business Days after receipt by the Borrower of a reasonably detailed invoice therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (c) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or a Related Fund (as defined below), or, if an Event of Default has occurred and is continuing, to any other assignee; and

(ii) the Administrative Agent.

(c) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement as such rights and obligations relate to Loans or Commitments being assigned;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) “Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(d) Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(e) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section and any consent to such assignment required by paragraph (b) or (c) of this Section, the Administrative Agent shall record the information contained in such Assignment and Assumption in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) or (iii) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(h) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) and (f) as though it were a Lender.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions or the other transaction contemplated hereby, the repayment of the Loans, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document or the Transactions, or for recognition or enforcement of any judgment related thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document or the Transactions in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES

THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) The Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, to Related Funds’ directors and officers and to any direct or indirect contractual counterparty in swap agreements (it being understood that each Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any Governmental Authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that in connection with any such requirement by a subpoena or similar legal process, the Borrower is given prior notice to the extent such prior notice is permissible under the circumstances and an opportunity to object to such disclosure, (iv) to any other party to this Agreement, (v) to the extent required or advisable in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Agent or the Lenders against the Borrower under this Agreement or any other Loan Document, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section of which the Agent or Lender is aware or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower other than as a result of a breach of this Section of which the Agent or Lender is aware. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower other than as a result of a breach of this Section of which the Agent or such Lender is aware. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non–public information concerning the Borrower and its Related Parties or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Related Parties or the Borrower’s securities. Accordingly, each Lender represents to the Borrower and the Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15. Patriot Act. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

SECTION 9.16. No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Agent, the Lenders, and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, any Lender or any of their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BROADRIDGE FINANCIAL SOLUTIONS, INC., as the Borrower,

by	/s/ Dan Sheldon
Name: Dan Sheldon
Title: Vice President, Chief Financial Officer

[SIGNATURE PAGE TO BROADRIDGE INTERIM CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender,

by	/s/ Tracey Navin Ewing
Name: Tracey Navin Ewing
Title: Vice President

CITIBANK, N.A., as a Lender,

by	/s/ Shannon A. Sweeney
Name: Shannon A. Sweeney
Title: Vice President

[SIGNATURE PAGE TO BROADRIDGE INTERIM CREDIT AGREEMENT]